Exhibit 99.1

Bruker Corporation Appoints Anthony Mattacchione

as Chief Financial Officer

BILLERICA, Mass. — February 22, 2016 — Bruker Corporation (NASDAQ: BRKR) today announced the appointment of Anthony (‘Tony’) Mattacchione as Chief Financial Officer, effective immediately.  Mr. Mattacchione has served as the Company’s Interim Chief Financial Officer since June 2015, and he previously served as Bruker’s Senior Vice President of Finance & Accounting.

Frank Laukien, Bruker’s President and CEO, stated: “On behalf of Bruker’s Board and executive management team, I am very pleased to congratulate Tony on his appointment. Tony has the strategic and leadership skills, as well as the operational experience and focus, to assist Bruker in driving continuous improvements in operational excellence and financial performance. I am convinced that Tony will be an excellent Chief Financial Officer for Bruker.”

“Tony has been a key leader of the Bruker finance team since he joined the Company,” added John Ornell, a Bruker director and member of the Board’s Audit Committee. “Tony has performed flawlessly in his role as interim CFO, and he has been a very strong contributor to Bruker in many aspects.  I now look forward to working with Tony as Bruker’s CFO, and to mentoring Tony using my 13 years of experience as a public-company CFO.”

Mr. Mattacchione brings more than thirty years of financial, accounting, operational and management experience to Bruker’s CFO position.  Prior to becoming Bruker’s Interim CFO in 2015, he had responsibility for Bruker’s global finance and accounting functions, including financial planning & analysis, corporate accounting, public company reporting, treasury, tax, shared financial services, internal controls and audit, and global ERP business processes.  Mr. Mattacchione has been, and will continue to be, a key leader in upgrading Bruker’s financial and ERP systems, and in implementing advanced management processes at Bruker.

Prior to joining Bruker, Mr. Mattacchione served as Chief Financial Officer of EMD Millipore Corporation, a subsidiary of Merck KGaA, from 2010 to 2013.   Previously, he was Vice President, Controller and Chief Accounting Officer of Millipore Corporation between 2006 and 2010. He also held various financial leadership roles during a 16-year career at Gerber Scientific.  Mr. Mattacchione is a certified public accountant, and holds an MBA from the University of Connecticut.

Tony Mattacchione commented: “I am delighted and honored to have been appointed as Bruker’s CFO. It will be a pleasure to work with our Board, CEO and executive management team to drive Bruker’s next phase of Operational Excellence, and to lead our financial strategy of profitable revenue growth, steady margin expansion, further working capital improvements, high RoIC, and disciplined capital deployment. I believe Bruker is well on its way to becoming an even better company - for our customers, our employees and our shareholders.”

About Bruker Corporation

For more than 50 years, Bruker has enabled scientists to make breakthrough discoveries and develop new applications that improve the quality of human life.  Bruker’s high-performance scientific research instruments and high-value analytical solutions enable scientists to explore life and materials at molecular, cellular and microscopic levels. In close cooperation with our customers, Bruker is enabling innovation, productivity and customer success in life science molecular research, in applied and pharma applications, and in microscopy, nano-analysis and industrial applications, as well as in cell biology, preclinical imaging, clinical research, microbiology and molecular diagnostics.  For more information, please visit:  http://www.bruker.com.

Forward Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, risks and uncertainties relating to adverse changes in conditions in the global economy and volatility in the capital markets, the integration of businesses we have acquired or may acquire in the future, our ability to successfully implement our restructuring initiatives, changing technologies, product development and market acceptance of our products, the cost and pricing of our products, manufacturing, competition, dependence on collaborative partners and key suppliers, capital spending and government funding policies, changes in governmental regulations, realization of anticipated benefits from economic stimulus programs, intellectual property rights, litigation, exposure to foreign currency fluctuations and other risk factors discussed from time to time in our filings with the Securities and Exchange Commission. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2014 and subsequently filed Quarterly Reports on Form 10-Q. We expressly disclaim any intent or obligation to update these forward-looking statements other than as required by law.

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Contacts:

Joshua Young

Vice President, Investor Relations & Corporate Development

Bruker Corporation

T: +1 (978) 667—9580, ext. 1479

E: joshua.young@Bruker.com